Exhibit 99.1

BLUE MARTINI SOFTWARE APPOINTS ERAN PILOVSKY AS CHIEF FINANCIAL OFFICER

SAN MATEO, Calif., (August 4, 2003)—Blue Martini Software, Inc. (NASDAQ: BLUE) today announced the appointment of Eran Pilovsky to the position of chief financial officer. Pilovsky previously served as Blue Martini Software’s vice president of finance. As CFO, he succeeds Robert Cell, who was appointed chief operating officer in April 2003.

“Eran’s extensive financial background and his track record with Blue Martini make him the ideal person to lead our financial organization,” said Monte Zweben, Chairman and CEO, Blue Martini Software. “With his skills, experience, and deep understanding of the company, Eran will play a key role on the executive team as we drive Blue Martini’s efforts to improve execution and increase license revenues.”

Before joining Blue Martini in March 2002, Pilovsky served as the CFO of Vyyo Inc., a NASDAQ-listed supplier of broadband wireless systems. Prior to that, he was a partner with Ernst & Young. Pilovsky is a cum laude graduate of the University of San Francisco with a B.S. in Business Administration, and is also a Certified Public Accountant.

“This is an exciting time for Blue Martini,” said Pilovsky. “We have taken steps to improve our execution, realign our cost structure and increase our license revenues, and I’m delighted to play a greater leadership role as we continue these efforts.”

About Blue Martini Software

Blue Martini Software is the leading provider of intelligent selling systems. Innovative companies use our software to slash sales costs and improve customer and channel loyalty. Blue Martini intelligent selling systems deliver the expertise of a company’s best sales and marketing people through advisory applications for customers, sales people and partners. Our software uses unique “decide and act” capabilities to monitor customer behavior, suggest optimal messages across all channels, guide transactions, and measure the effectiveness of each customer interaction. Our customers include Carrefour, Debenhams, DuPont, Hewlett-Packard, Kohl’s, Lanier, Menards, Panasonic, Rhodia and Saks Fifth Avenue.

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names may be the trademarks of their respective owners.

This news release regarding Blue Martini Software includes forward-looking statements, based on current expectations, that involve risks and uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: risks associated with the development and licensing of software generally, including potential delays in software development or release, technical difficulties in software deployment or use, and long and variable sales cycles; competition and technological changes and developments; financial and other impacts of staffing reductions and other cost-control measures; risks associated with foreign operations and economies; and general economic and market conditions. Details on these and other risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at http://www.sec.gov. Blue Martini Software assumes no obligation to update the information in this cover letter and summary document.

Contacts:

Carolyn Adams

Schwartz Communications

415-512-0770

bluemartini@schwartz-pr.com

Tracy Vernali

Blue Martini Software

650-356-7638

ir@bluemartini.com